UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

MPS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1 Independent Drive

Jacksonville, Florida 32202

(904) 360-2525

Potential Questions from Clients

1. What is MPS Group’s relationship with Adecco at this time?

We are still competitors. It is business as usual for all MPS Group companies. The proposed acquisition is scheduled to close in first quarter 2010.

2. Was MPS Group acquired by Adecco?

No. On October 20, 2009, it was announced that MPS Group had agreed to be acquired by Adecco Group, a leading staffing and HR solutions company based in Switzerland. The acquisition still must be approved by our shareholders and by government regulators in the United States and Europe. We anticipate that these steps will be completed some time in the first quarter of 2010, and if so the transaction will be finalized at that time. The proposed acquisition will not close until first quarter 2010. Until then, there shouldn’t be any changes resulting from this transaction.

3. Why did Adecco want to acquire MPS Group?

MPS Group provides staffing, consulting, and solutions in the disciplines of information technology, finance and accounting, law, engineering, marketing and creative, property and healthcare. Adecco Group is an industry leader, and the acquisition of MPS Group expands Adecco’s capabilities into professional staffing segment. Adecco Group approached MPS Group because of the complementary nature of our business and geographic coverage, the strength of our business units, the way we do business, and the talents of our people. MPS Group is an excellent fit for Adecco.

4. Why did MPS Group agree to be acquired by Adecco?

The MPS Group Board of Directors and MPS Group Executives have an obligation to look out for the best interests of the Company’s shareholders. Adecco offered $13.80 per share, a substantial premium to our recent stock price and historical weighted average price over a longer period of time. And, it is a very good multiple of both trailing and projected EBITDA (earnings before taxes, interest, depreciation, and amortization). The Board felt that it was in the best interests of the shareholders to accept the offer made by Adecco. Additionally, the Board felt that the combination made good strategic sense for our employees and clients.

5. What is the impact of the transaction on Beeline’s delivery model?

Beeline plans to continue offering our current services including our industry leading vendor neutral managed services, continue to enhance and extend our application suites, and work with our market partners.

Additional Information and Where To Find It

In connection with the proposed merger, MPS Group will file a proxy statement with the Securities and Exchange Commission (“SEC”). Investors are urged to read the proxy statement when it becomes available because it will contain important information about the merger as well as other documents filed by MPS Group at the SEC’s Internet site, www.sec.gov. These documents can also be obtained for free from MPS Group’s Investor Relations web site (www.mpsgroup.com) or by calling 904-360-2500.

MPS Group and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding MPS Group’s directors and executive officers is available in MPS Group’s proxy statement dated April 20, 2009, filed with the SEC. Additional information regarding the interests of participants of MPS Group will be included in the proxy statement to be filed with the SEC in connection with the merger.